Exhibit 10.3

HOLLYWOOD MEDIA CORP.

August 28, 2012

Mitchell Rubenstein

Laurie S. Silvers

Re:	Agreement dated as of August 28, 2012 (the “R&S Agreement”) between Hollywood Media Corp., a Florida corporation (the “Company”) and R&S Investments, LLC, a Delaware limited liability company (“R&S Investments”)

To Whom It May Concern:

Pursuant to the R&S Agreement, R&S Investments will pay to the Company $2,950,000.00 (the “Buyout Amount”) in exchange for the Company terminating R&S Investments’ obligation to pay additional consideration or earnout payments under that certain Purchase Agreement dated as of August 21, 2008 between the Company and R&S Investments, as amended (the “R&S Purchase Agreement”). R&S Investments is owned by Mitchell Rubenstein (“Mr. Rubenstein”) and Laurie S. Silvers (“Ms. Silvers”).

Mr. Rubenstein hereby agrees that, in connection with the transactions contemplated by the R&S Agreement and in addition to the Buyout Amount, the next $280,000.00 of the MovieTickets.com 5% Interest (as defined in that certain Amended and Restated Employment Agreement dated as of December 22, 2008, between the Company and Mr. Rubenstein, as amended (the “Rubenstein Employment Agreement”)) that would be distributed by the Company to Mr. Rubenstein pursuant to the Rubenstein Employment Agreement will be retained by the Company (and not paid to Mr. Rubenstein).

Ms. Silvers hereby agrees that, in connection with the transactions contemplated by the R&S Agreement and in addition to the Buyout Amount, the next $280,000.00 of the MovieTickets.com 5% Interest (as defined in that certain Amended and Restated Employment Agreement dated as of December 22, 2008, between the Company and Ms. Silvers, as amended (the “Silvers Employment Agreement”)) that would be distributed by the Company to Ms. Silvers pursuant to the Silvers Employment Agreement will be retained by the Company (and not paid to Ms. Silvers).

Except as otherwise specifically set forth in this letter, all provisions of the R&S Agreement, the Rubenstein Employment Agreement and the Silvers Employment Agreement that are not amended or modified by this letter shall remain in full force and effect. This letter may be amended or modified only by an instrument in writing duly executed by the Company, Mr. Rubenstein and Ms. Silvers. This letter is binding upon, inures to the benefit of and is enforceable by the Company, Mr. Rubenstein and Ms. Silvers and the heirs, successors and assigns of the Company, Mr. Rubenstein and Ms. Silvers.

This letter shall be governed and construed in accordance with the laws of the State of Florida Any controversy or claim arising out of or relating to this letter, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, or any successor thereof, and judgment upon the award rendered by the Arbitrators may be entered in any Court having jurisdiction thereof. Venue of the arbitration shall in Palm Beach County, Florida. Any controversy or claim shall be submitted to three arbitrators selected from the panels of the Arbitrators of the American Arbitration Association. Each party shall bear the costs of its own counsel and presentation of evidence, and each party shall share equally the cost of such arbitration proceeding. Any award made hereunder may be docketed in a court of competent jurisdiction in Palm Beach County, Florida, and all parties hereby consent to the personal jurisdiction of such court for purposes of the enforcement of the arbitration award. This letter may be executed in any number of counterparts and each such counterpart shall for all purposes be deemed an original.

Please acknowledge your agreement to the foregoing by sending to the Company an executed counterpart of this letter.

Sincerely,

Hollywood Media Corp.

By:	/s/ Robert D. Epstein
Name:	Robert D. Epstein
Title:	Chairman, Special Committee of Directors, on behalf of Special Committee, as Authorized Representative of Hollywood Media Corp.

ACKNOWLEDGED AND AGREED
TO AS OF AUGUST 28, 2012:

/s/ Mitchell Rubenstein
Mitchell Rubenstein

/s/ Laurie S. Silvers
Laurie S. Silvers